Rhinebeck Bancorp, Inc. Reports Results for the Quarter Ended

March 31, 2022

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, April 28, 2022 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended March 31, 2022 of $2.1 million ($0.19 per basic and diluted share), compared with $3.3 million ($0.31 per basic and diluted share) for the comparable prior year period, which was a decrease of $1.2 million, or 38.2%.

The decrease in net income was primarily due to an increase in non-interest expenses of $1.2 million, a decrease in non-interest income of $530,000, and an increase in the provision for loan losses of $290,000, partially offset by an increase in net interest income of $332,000. The Company’s return on average assets and return on average equity were 0.65% and 6.67%, respectively, for the first quarter of 2022 as compared to 1.18% and 11.40%, respectively, for the first quarter of 2021.

President and Chief Executive Officer Michael J. Quinn said, “We see the economy of the Hudson Valley picking up after a slowdown caused by COVID. Commercial and residential construction is on the rise, unemployment rates continue to decline and community revitalization efforts in the communities we serve are in full swing. All of this gives us an opportunity to grow our business in support of these economic development and quality of life initiatives.”

Income Statement Analysis

Net interest income increased $332,000, or 3.4%, to $10.1 million for the three months ended March 31, 2022, from $9.8 million for the three months ended March 31, 2021. The increase was primarily driven by higher interest-earning asset balances and lower costs for deposits and borrowings, which were partially offset by lower yields on interest-earning assets and higher interest-bearing liability balances. Our net interest margin decreased 23 basis points to 3.42% for the three months ended March 31, 2022 as compared to the comparable prior year period.

The provision for loan losses increased by $290,000, from a credit to the provision of $69,000 for the quarter ended March 31, 2021 to an expense of $221,000 for the current quarter. The credit for the first quarter of 2021 was primarily attributable to a decline in loan balances, exclusive of PPP loans, a reduction in specific allocations to the allowance for loan losses and a general improvement in the economic conditions as our customers showed signs of recovering from the pandemic. The expense in the first quarter of 2022 was primarily due to growth in our indirect automobile and non-residential commercial real estate loan balances.

Net charge-offs for the quarter ended March 31, 2022 totaled $80,000 compared to $303,000 for the comparable period in 2021. The decrease was primarily due to a $143,000 recovery of a residential mortgage loan, pricing gains on the sales of repossessed vehicles as used car prices have risen significantly, and an improvement in the overall economic environment.

Non-interest income totaled $1.7 million for the three months ended March 31, 2022, a decrease of $530,000, or 23.7%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans as a result of a decline in loan volume when compared to the first quarter in 2021 due to the higher interest rate environment. For the quarter ended March 31, 2022, the gain on sales of mortgage loans decreased $659,000, or 62.2%, as the Company sold $10.9 million of residential mortgage loans in the first quarter of 2022 as compared to $24.7 million in the first quarter of 2021. Gains related to the collection of life insurance proceeds of $195,000 and on the disposal of premises and equipment of $17,000, both of which only occurred in the first quarter of 2021, also contributed to the decrease in non-interest income. These decreases were partially offset by an increase in investment advisory income of $123,000, or 56.7%, and an increase in service charges on deposit accounts, which increased $97,000, or 15.9%, as transaction volume increased and the ability to charge fees improved.

For the first quarter of 2022, non-interest expense totaled $9.1 million, an increase of $1.2 million, or 14.5%, over the comparable 2021 period. The increase was primarily due to an increase in salaries and benefits of $927,000, or 20.2%, due to the four new branches opened in 2021 as well as annual merit increases, production incentives and employee benefit increases, as well as the competitive pressures of the current job market. For the three months ended March 31, 2022, occupancy expenses increased $144,000, or 15.1%, as a result of the additional rent, depreciation and other expenses related to the branch expansion. The addition of branches was also primarily responsible for increased data processing costs of $91,000 and increased marketing fees of $29,000. These increases were partially offset by decreased professional fees of $14,000 and a decrease in other non-interest expenses of $49,000, or 3.7%.

Balance Sheet Analysis

Total assets remained steady at $1.28 billion between December 31, 2021 and March 31, 2022, with only a slight increase of $318,000. Available for sale securities decreased $3.2 million, or 1.2%, due to paydowns, calls and maturities of $16.6 million and an increase of $13.8 million in unrealized market losses, partially offset by $27.2 million in purchases. Net loans increased $5.2 million, or 0.6%, primarily due to a large increase in our indirect automobile loan portfolio. Indirect automobile loans increased $22.5 million, or 5.9%, and non-residential commercial real estate increased $3.4 million while commercial loans and multi-family loans decreased $13.7 million and $7.0 million, respectively. Cash and due from banks decreased $4.7 million, or 6.6%, primarily due to a decrease in deposits held at the Federal Reserve Bank of New York. Deferred tax assets increased $3.0 million mostly in relation to the increase in unrealized losses on securities.

Past due loans decreased $1.1 million, or 8.1%, between December 31, 2021 and March 31, 2022, finishing at $12.4 million, or 1.4% of total loans, down from $13.5 million, or 1.6% of total loans at year-end 2021. Our allowance for loan losses as a percentage of total gross loans was 0.90% at March 31, 2022 as compared to 0.89% at December 31, 2021.

Total liabilities also remained fairly stable at $1.16 billion at March 31, 2022 and December 31, 2021, increasing $9.0 million, or 0.8%, primarily due to an increase in deposits of $10.6 million, or 1.0%. Interest bearing deposits increased $20.8 million, or 2.7%, while non-interest bearing deposits decreased $10.2 million, or 3.3%.

Stockholders' equity decreased $8.7 million, or 6.9%, to $117.3 million at March 31, 2022, primarily due to a $10.9 million increase in accumulated other comprehensive loss on available for sale securities, partially offset by net income of $2.1 million. The Company's ratio of average equity to average assets was 9.78% for the quarter ended March 31, 2022 and 10.02% for the year ended December 31, 2021.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fifteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in asset quality, loan sale volumes, charge-offs and loan loss provisions, changes in demand for our products and services, legislative, accounting, tax and regulatory changes and a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the continuing impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Interest and Dividend Income
Interest and fees on loans	$10,081	$10,670
Interest and dividends on securities	874	363
Other income	19	19
Total interest and dividend income	10,974	11,052
Interest Expense
Interest expense on deposits	745	1,020
Interest expense on borrowings	115	250
Total interest expense	860	1,270
Net interest income	10,114	9,782
Provision for (credit to) loan losses	221	(69)
Net interest income after provision for (credit to) loan losses	9,893	9,851
Non-interest Income
Service charges on deposit accounts	706	609
Net gain on sales of loans	400	1,059
Increase in cash surrender value of life insurance	157	94
Gain on disposal of premises and equipment	—	17
Gain on life insurance	—	195
Investment advisory income	340	217
Other	108	50
Total non-interest income	1,711	2,241
Non-interest Expense
Salaries and employee benefits	5,519	4,592
Occupancy	1,098	954
Data processing	486	395
Professional fees	394	408
Marketing	117	88
FDIC deposit insurance and other insurance	182	171
Other real estate owned expense	—	1
Amortization of intangible assets	27	13
Other	1,282	1,331
Total non-interest expense	9,105	7,953
Income before income taxes	2,499	4,139
Provision for income taxes	446	818
Net income	$2,053	$3,321

Earnings per common share:
Basic	$0.19	$0.31
Diluted	$0.19	$0.31

Weighted average shares outstanding, basic	10,815,348	10,743,234
Weighted average shares outstanding, diluted	11,009,312	10,875,116

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
Assets
Cash and due from banks	$67,365	$72,091
Available for sale securities (at fair value)	277,037	280,283
Loans receivable (net of allowance for loan losses of $7,700 and $7,559, respectively)	860,190	854,967
Federal Home Loan Bank stock	1,227	1,322
Accrued interest receivable	3,256	3,366
Cash surrender value of life insurance	29,288	29,131
Deferred tax assets (net of valuation allowance of $466 and $454, respectively)	6,302	3,352
Premises and equipment, net	19,382	19,183
Goodwill	2,235	2,235
Intangible assets, net	406	433
Other assets	14,796	14,803
Total assets	$1,281,484	$1,281,166
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$304,596	$314,814
Interest bearing	808,024	787,185
Total deposits	1,112,620	1,101,999

Mortgagors’ escrow accounts	7,757	9,130
Advances from the Federal Home Loan Bank	15,928	18,041
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	22,731	20,872
Total liabilities	1,164,191	1,155,197

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,296,103 at March 31, 2022 and December 31, 2021)	113	113
Additional paid-in capital	46,729	46,573
Unearned common stock held by the employee stock ownership plan	(3,655)	(3,709)
Retained earnings	91,680	89,627
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(13,673)	(2,734)
Defined benefit pension plan, net of taxes	(3,901)	(3,901)
Total accumulated other comprehensive loss	(17,574)	(6,635)
Total stockholders’ equity	117,293	125,969
Total liabilities and stockholders’ equity	$1,281,484	$1,281,166

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2022	2021	2021

Performance Ratios (1):

Return on average assets (2)	0.65%	1.18%	0.95%
Return on average equity (3)	6.67%	11.40%	9.49%
Net interest margin (4)	3.42%	3.65%	3.45%
Efficiency ratio (5)	77.00%	66.15%	75.82%
Average interest-earning assets to average interest-bearing liabilities	145.18%	143.91%	144.89%
Total gross loans to total deposits	77.08%	86.58%	77.45%
Average equity to average assets (6)	9.78%	10.31%	10.02%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.90%	1.29%	0.89%
Allowance for loan losses as a percent of non-performing loans	114.31%	179.12%	113.01%
Net charge-offs to average outstanding loans during the period	(0.01)%	(0.03)%	(0.05)%
Non-performing loans as a percent of total gross loans	0.79%	0.72%	0.78%
Non-performing assets as a percent of total assets	0.53%	0.53%	0.52%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	12.69%	13.13%	12.76%
Total capital (to risk-weighted assets)	13.47%	14.38%	13.54%
Common equity Tier 1 capital (to risk-weighted assets)	12.69%	13.13%	12.76%
Tier 1 leverage ratio (to average total assets)	9.75%	9.88%	9.65%

Other Data:
Book value per common share	$ 10.38	$ 10.52	$ 11.15
Tangible book value per common share(8)	$ 10.15	$ 10.27	$ 10.92

(1)	Performance ratios for the three months ended March 31, 2022 and 2021 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	March 31,		December 31,
	2022	2021	2021
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$117,293	$118,856	$125,969
Total shares outstanding	11,296	11,303	11,296
Book value per common share	$10.38	$10.52	$11.15
Total common equity
Total equity (GAAP)	$117,293	$118,856	$125,969
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets	(406)	(515)	(433)
Tangible common equity (non-GAAP)	$114,652	$116,106	$123,301
Tangible book value per common share
Tangible common equity (non-GAAP)	$114,652	$116,106	$123,301
Total shares outstanding	11,296	11,303	11,296
Tangible book value per common share	$10.15	$10.27	$10.92

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com